Exhibit 10.1

THE FEDERAL HOME LOAN BANK OF BOSTON

PENSION BENEFIT EQUALIZATION PLAN

Effective January 1, 1993

As Amended and Restated

Effective as of October 1, 1997

THE FEDERAL HOME LOAN BANK OF BOSTON

PENSION BENEFIT EQUALIZATION PLAN

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS

1.01	Actuary
1.02	Adoption Date
1.03	Bank
1.04	Beneficiary
1.05	Board of Directors
1.06	Code
1.07	Code Limitations
1.08	Committee
1.09	Effective Date
1.10	Eligible Executive
1.11	Executive Officer
1.12	Incentive Compensation
1.13	Member
1.14	Plan
1.15	Retirement Fund
1.16	Thrift Benefit Equalization Plan

ARTICLE II.	MEMBERSHIP

ARTICLE III.	AMOUNT AND PAYMENT OF PENSION BENEFITS

ARTICLE IV.	DESIGNATION OF BENEFICIARIES

ARTICLE V.	SOURCE OF PAYMENT

ARTICLE VI.	ADMINISTRATION OF THE PLAN

ARTICLE VII.	AMENDMENT AND TERMINATION

ARTICLE VIII.	GENERAL PROVISIONS

THE FEDERAL HOME LOAN BANK OF BOSTON

PENSION BENEFIT EQUALIZATION PLAN

THE FEDERAL HOME LOAN BANK OF BOSTON (the “Bank”) established the Benefit Equalization Plan effective as of January 1, 1993. The Plan is now being amended and restated as follows:

INTRODUCTION

The Benefit Equalization Plan was originally established to provide to certain employees of the Bank the benefits which would have been payable under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Fund”), and benefits equivalent to the matching contributions and 401(k) contributions which would have been available under the Financial Institutions Thrift Plan (the “Thrift Plan”), but for (i) the limitations placed on benefits and matching contributions for such employees by Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended, and (ii) the exclusion of bonuses, amounts paid under the Bank’s incentive compensation plan and amounts deferred under Sections 4.01 and 4.02 of that Plan from the definition of “Base Salary” under the Retirement Fund and the Thrift Plan. Effective as of January 1, 1997, the Bank split the Plan into two plans, one covering retirement-related benefits and the other addressing thrift-related benefits. The Plan is now being amended to provide that any benefits payable to or on behalf of

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a Member covered by a split dollar life insurance policy issued in connection with the Plan shall be distributed in one lump sum following his termination of employment or death. Accordingly, this Plan as hereinafter set forth is intended to provide the retirement-related benefits previously provided under Article III of the Plan as in effect on December 31, 1996 and to provide certain additional benefits.

All benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable by the Retirement Fund or its asset.

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ARTICLE I. DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

1.01         “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.02         “Adoption Date” means the date the Plan is adopted by the Board of Directors.

1.03         “Bank” means the Federal Home Loan Bank of Boston.

1.04         “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article IV of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.05         “Board of Directors” means the Board of Directors of the Bank.

1.06         “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.07         “Code Limitations” means the cap on compensation taken into account by a plan under Code Section 401(a)(17) and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.08         “Committee” means the Personal Committee of the Board of Directors of the Bank, which is authorized to administer the Plan.

1.09         “Effective Date” means January 1, 1993. The effective date of this restatement is January 1, 1997.

1.10         “Eligible Executive” means an employee of the Bank who is a corporate officer and who has been selected to be an Eligible Executive by the Committee.

1.11         “Executive Officer” means an Eligible Executive who is designated as an Executive Officer by the Personal Committee of the Bank.

1.12         “Incentive Compensation” means bonuses and other incentive compensation payments, including any long term incentive payments, payable to a Member under the Bank’s incentive compensation plan.

1.13         “Member” means any person included in the membership of the Plan as provided in Article II.

1.14         “Plan” means The Federal Home Loan Bank of Boston Pension Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.

1.15         “Retirement Fund” means the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified and tax-exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.

1.16         “Thrift Benefit Equalization Plan” means the Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan, as it may be amended from time to time.

ARTICLE II. MEMBERSHIP

2.01         Each Eligible Executive of the Bank shall become a Member of the Plan on the latest of (i) the date on which he is included in the membership of the Retirement Fund, (ii) the date he is selected as an Eligible Executive, or (iii) the Effective Date.

2.02         Section 2.01 to the contrary notwithstanding, the Committee may, in its discretion, elect to include in the membership of the Plan an Eligible Executive on the date that he commences employment with the Bank, but no earlier than the Effective Date.

2.03         A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s retirement, death or other termination of employment with the Bank.

2.04         No employee shall have the automatic right to be selected as an Eligible Executive for any year, or, having been selected as an Eligible Executive for one year, be considered an Eligible Executive for any other year. If a Member ceases to be an Eligible Executive but continues to be employed by the Bank, he shall cease to accrue any further pension benefit under Sections 3.01(a)(ii) and (iv).

ARTICLE III. AMOUNT AND PAYMENT OF PENSION BENEFITS

3.01         Subject to the provisions of Sections 3.02 and 3.03, the amount, if any, of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (a) over (b), as determined by the Committee, where:

(a)           is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected under it by the Member) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered

(i)            without regard to the Code Limitations;

(ii)           with the inclusion in the definition of “Base Salary” for the year deferred of any amounts deferred by a Member under the Thrift Benefit Equalization Plan, and for the year paid of any Incentive Compensation (determined prior to any deferral under the Thrift Benefit Equalization Plan);

(iii)          by recognizing his years of service rendered from his initial date of employment with any employer participating in the Retirement Fund to his date of membership in the Retirement Fund as benefit service under the Retirement Fund; and

(iv)          solely with respect to Executive Officers, by taking into account such increased benefit accrual rate under the Retirement Fund’s benefit formula as may be established from time to time by resolution of the Board of Directors, which resolution shall be appended to and deemed a part of this Plan.

(b)           is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected under it by the Member) that is payable to or on account of the Member under the Retirement Fund.

For purposes of this section 3.01, “annual pension benefit” includes any “Active Service Death Benefit”, “Retirement Adjustment Payment”, “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund.

The Bank’s obligation for the benefit provided under this Plan may be satisfied in whole or in part by any proceeds payable to the Member (or the Member’s Beneficiary, if applicable) from any insurance policy (including a split dollar arrangement) insuring the life of the Member issued in connection with the Plan.

3.02         The following provision shall govern the payment of benefits to or on behalf of a Member who is not covered by a split dollar life insurance policy issued in connection with the Plan:

(a)           The benefit payable to or on account of a Member pursuant to Section 3.01 shall be paid in the same form as elected by the Member under the Retirement Fund.

Notwithstanding the foregoing, in no event shall a Member be entitled to receive a lump sum payment under the terms of this Plan unless he has filed an irrevocable election to that effect with the Committee at least 12 full calendar months prior to his date of retirement. In the event a Member elects to receive his benefit under the Retirement Fund in the form of a lump sum payment and has failed to make the election required by the preceding sentence, the Member’s pension benefit payable under this Plan shall be payable to or on account of the Member in the “Regular Form” of payment as defined in the Retirement Fund.

If the Member’s benefit is not payable in the “Regular Form” under this Section 3.02, the benefit payable in an optional form shall be of equivalent actuarial value to the benefit otherwise payable in the Regular Form.  For this purpose, equivalent actuarial value shall be determined by the actuary under the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.

(b)           If a Member dies after the date his benefit payments under the plan had commenced, the only death benefit payable under the Plan in respect of said Member shall be the amount, if any, payable under the form of payment which the Member had elected. If a Member who had elected a lump sum payment under paragraph (a) above dies before the date his benefit payments under the Plan commences, his election of the lump sum payment shall be inoperative.

(c)           If a Member to whom an annual pension benefit is payable under the plan dies while in active service or following retirement or other termination of employment but prior to the commencement of his pension under this Plan, the death benefit will be computed as under the Retirement Fund with the adjustments as in Section 3.01 above and any amount which may not be paid under the Retirement Fund shall be payable under this Plan.

(d)           Notwithstanding any other provision of this Plan, if on the date payment under the Plan would otherwise commence the lump sum settlement value of a Member’s benefit determined by the Actuary does not exceed $3,500, then that Member’s benefit shall automatically be paid in the form of a lump sum settlement.

(e)           All annual pension benefits under the Plan shall be paid in monthly, quarterly, or annual installments, as determined by the committee in its discretion.  Benefits shall commence as soon as practicable following the Member’s retirement date under the Retirement Fund, except that no benefits shall be paid prior to the date that benefits under the Plan can be definitely determined by the Committee.

3.03         The following provisions shall govern the payment of benefits to or on behalf of a Member who is covered by a split dollar life insurance policy issued in connection with the Plan:

(a)           Upon termination of employment of a Member to whom a benefit is payable under the Plan, the Member’s benefit shall be determined under Section 3.01 and shall be paid in one lump sum payment as soon as practicable following the Member’s date of termination of employment with the Bank. For purposes of calculating the benefit due under Section 3.01, (i) the Member shall be deemed to have elected a lump sum payment under the Retirement Fund, and (ii) in the event the Member was vested under the Retirement Fund but had not reached the minimum age to elect commencement of his retirement benefit under the Retirement Fund, the amount of the retirement benefit deemed to be payable under the Retirement Fund and this Plan as of his date of termination shall be the equivalent actuarial value of the retirement benefit which would be payable at the earliest date at which the Member could elect benefit commencement under that Plan and this Plan had he deferred payment to that date.  For purposes of this paragraph (a), equivalent actuarial value shall be determined by the Actuary on the basis of the interest rate and mortality table then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.

(b)           If a Member to whom a benefit is payable under the Plan dies while in active service, the Member’s Beneficiary shall be entitled to receive the benefit which would have been payable to the Member had the Member retired on the day preceding his date of death and had made an effective election of a lump sum payment under the Retirement Fund and this Plan payable as of the first day of the month following his date of death. In the event the Member was vested under the Retirement Fund but had not reached the minimum age to elect commencement of his retirement benefit under the Retirement Fund, the amount of the retirement benefit deemed to be payable under the Retirement Fund and this Plan as of his date of death shall be the equivalent actuarial value of the retirement benefit which would be payable at the earliest date at which the Member could elect benefit commencement under that Plan and this Plan had be survived to that date. The lump sum payment shall be made as soon as practicable following the death of the Member. For purposes of this paragraph (b), equivalent actuarial value shall be determined by the Actuary on the basis of the interest rate and mortality table then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.

3.04         If a Member is restored to employment with the Bank, payment of any pension benefits shall cease. Upon his subsequent retirement or termination of employment with the Bank, his benefit under the Plan shall be recomputed in accordance with Section 3.01, but shall be reduced by the equivalent actuarial value of the amount of any benefit paid by the Plan in respect of his previous retirement or termination of employment, and such reduced benefit shall be paid to the Member in accordance with the provisions of the Plan. For purposes of this Section 3.04, the equivalent actuarial value of the benefit paid in respect of the Member’s previous retirement or termination of employment shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.

ARTICLE IV. DESIGNATION OF BENEFICIARIES

4.01         Each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Member may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

4.02         If no such Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

ARTICLE V. SOURCE OF PAYMENT

5.01         All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund.

5.02         No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

ARTICLE VI. ADMINISTRATION OF THE PLAN

6.01         The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article V, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

6.02         The Committee shall arrange for the engagement of the Actuary, and if the Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund for purposes of Section 3.01, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which it is responsible under the Plan.

6.03         No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

6.04         Each Committee member shall be reimbursed for any reasonable expenses incurred in connection with his services as a Committee member. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

6.05         All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the claimant). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

6.06         All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

ARTICLE VII. AMENDMENT AND TERMINATION

7.01         The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto.

ARTICLE VIII. GENERAL PROVISIONS

8.01         The Plan shall be binding upon and inure to the benefit of the Bank and its successors, and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.

8.02         Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Members from its employ.

8.03         The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

8.04         No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

8.05         If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident or because he is a minor, then any payment, or any part thereof, due to such person (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

8.06         All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such from as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

8.07         The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

8.08         No Committee member shall be personally liable by reason for any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake or judgment made in good faith. The Bank shall indemnify and hold harmless the Retirement Fund, and each Committee member and each employee, officer or director of the Bank, or the Retirement Fund, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

8.09         As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

8.10         The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.11         The Plan shall be construed according to the laws of the State of Massachusetts in effect from time to time.

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK OF BOSTON has caused the Plan to be executed effective as of                                     .

THE FEDERAL HOME LOAN BANK OF BOSTON

By

Date

Attest: